EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CombiMatrix Corporation pertaining to the 2006 Stock Incentive Plan of our report dated March 25, 2013, on our audit of the consolidated financial statements of CombiMatrix Corporation as of and for the year ended December 31, 2012.

Our report, dated March 25, 2013, contains an explanatory paragraph that states that CombiMatrix Corporation (the “Company”) has a history of incurring net losses and net operating cash flow deficits.  Further, as of December 31, 2012, the Company has a stockholders’ deficit, working capital deficit and insufficient liquidity to operate its business for a period of at least twelve months.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HASKELL & WHITE LLP

Irvine, California

August 9, 2013